EX-99.23.(p)ii.

CODE OF BUSINESS CONDUCT AND ETHICS

 FOR EMPLOYEES OF PEAK WEALTH OPPORTUNITIES, LLC

This Code applies to PEAK WEALTH OPPORTUNITIES, LLC (“Peak”) employees.  The term “employee” means:

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all officers and employees of Peak

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all officers and employees of each Peak subsidiary and division

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All Registered Representatives and Associated Persons

The term “Company” as used in this Code means Peak Wealth Opportunities, LLC and each of its subsidiaries.

1 . Purpose.

a. The purpose of this Code is to ensure that all employees understand their responsibilities with respect to conducting the Company’s business in an ethical manner.  All employees must comply with the provisions of this policy on a timely basis.  Failure to comply could impair the Company’s ability to receive future contracts as well as subject non-complying employees to disciplinary and legal consequences, including immediate suspension or termination of employment.

b. This Code is intended to reflect fiduciary principals that govern the conduct of Peak.  Written policies in general and ethical guidelines in particular, can never cover every circumstance and permutation.  It is up to each employee to apply wisely the common themes running through this Code.  Employees with questions about how to apply these general principles should contact their supervisor.

2. General Business Conduct and Compliance with Laws .

 a. All employees and directors are expected to observe the highest standards of business ethics to seek to comply with all laws, regulations and contract requirements that are applicable to the Company’s business.  Failure to comply may subject the employee or director, as well as the Company, to liability.  Where laws, regulations, and contract requirements are ambiguous or difficult to interpret, employees should contact their immediate supervisor and, if necessary, their next level supervision.  This Company does not condone the activities of employees who achieve results through violation of law or unethical business dealings.  This includes payments for illegal acts, indirect contributions, rebates, and bribery.  If corrective action is not taken by a supervisor within a reasonable period of time, the matter should be brought to the President.

b. All business conduct should be well above the minimum standards required by law.  Accordingly, employees must ensure that their actions cannot be interpreted as being, in any way, in contravention of the laws and regulations governing the Company’s operations.

3. Professional Workplace. The Company is committed to maintaining a professional and productive work environment.  Supervisors have a special duty to promote and maintain a workplace free from harassment and discrimination, and are expected to serve as examples for other employees by adhering to the highest standards of professionalism in all their actions.  Drinking, gambling, fighting, swearing and similar unprofessional activities are strictly prohibited while on the job.  Employees must not engage in sexual harassment, or conduct themselves in a way that cold be construed as such, for example, by using inappropriate language or posting inappropriate materials in their work area.  Certain relationships have the potential to interfere with this goal.  Romantic or sexual relationships between supervisors and employees may have a tendency to disrupt operations, decrease productivity, negatively affect morale, and otherwise interfere with the fulfillment of corporate goals.  In certain circumstances, such relationships may also subject the company to potential liability.

4. Outside Activities, Employment and Directorships. All employees share a serious responsibility for the Company’s good public relations, especially at the community level.  Employees must, however, avoid acquiring any business interest or participating in any other activity outside the Company that would, or would appear to:

1) Create an excessive demand upon their time and attention, thus depriving the Company of their best efforts on the job

2) Create an obligation, interest or distraction that may interfere with the independent exercise of judgment in the Company’s best interest.

5.   Conflicts of Interest.

a. Any material transactions between the Company and its directors, officers, stockholders, employees, agents or affiliates, or members of their immediate family, must be submitted to, and approved by the Company’s board of directors (“Board”).  This includes any transactions with third parties, such as vendors, in which such persons have a material interest.  If you encounter any such transactions, notify the President or the Director of Compliance.  Conflicts of interest can arise when you or a member of your family receive improper personal benefit because of your position with the Company.  Unless you obtain approval in the manner described above, you should not take actions, conduct business, or make statements that create real or potential conflicts with the Company’s interests, including taking a personal, proprietary or financial interest in an entity with which the Company does business or competes, or which could adversely, or appear to adversely influence you in your Company employment.  You may not have an outside job, business, financial interest or activity that, because of its size, significance or nature, adversely affects your performance or that conflicts or appears to conflict with the Company’s interests.  Employees should obtain the approval of the President, or, in some cases, the Board, before they get a position outside the Company that pays money or other consideration.  Directs should notify the Board about any actual or possible conflicts of interests.

b. You may invest in entities that supply or purchase goods or services to or from the Company so long as the entity is listed on a national securities exchange or regularly traded by national securities dealers and you purchase only one percent or less of the market value of the entity’s outstanding securities.  If you want to purchase from entities not meeting this standard, or in greater quantities, you must receive the Board’s approval before investing.

6. Acceptance of Costly Entertainment, Services, or Gifts .  Employees and directors may not accept costly entertainment, services, or gifts that may create the appearance of a conflict between the interests of the employee or director and the Company.  Where gifts and services are unavoidable because of local custom, they should be reported to the employee’s supervisor or the President.

7.   Gratuities and Kickbacks .  Employees and directors are prohibited from making, receiving, or causing others to make bribes or illegal payments to promote Company interests.  Prohibited actions include money, favors, gifts, costly entertainment, or inappropriate use of Company facilities.  Acts of hospitality towards public officials and government employees should be of such a nature as to avoid compromising either the government employee or the Company employee or directors.  Federal law generally prohibits providing gifts of any kind to federal officials.  There are some limited exceptions, including unsolicited gifts (such as business lunches) having a market value of less than $20 per occasion and less than $50 per calendar year.  Any breach of this rule will result in immediate termination and prosecution to the fullest extent of the law.  If you have any questions about what constitutes a kickback or gratuity, please contact the Director of Compliance in advance.

8.   Political Contributions.  The Company will not contribute to political parties or candidates for office except as allowed by applicable campaign laws and regulations.

9. Proper Accounting. Compliance with accepted accounting rules and controls is expected at all times.  The books of accounts, budget proposals, economic evaluations of projects, documentation supporting the disbursement of funds, and all other company records must fairly reflect all transactions.  All accounting shall be handled in such a manner as to insure that accurate and legitimate costs are charged to the appropriate contract or account.  Creation or use of unauthorized accounting records to manage jobs or meet customer reporting requirements is prohibited.

10. Dealing with Outside People and Organizations .

a. Employees must take care to separate their personal roles form their Company positions when communicating on matters not involving Company business. Employees must not use organization identification, stationary, supplies and equipment for personal or political matters.

b. When communicating publicly on matters that involve Company business, employees must not presume to speak for the Company on any topic, unless they are certain that the views they express are those of the Company, and it is the Company’s desire that such views be publicly disseminated.

c. When dealing with anyone outside the Company, including public officials, employees must take care not to compromise the integrity or damage the reputation of either the Company, or any outside individual, business or government body.

11. Safeguarding Sensitive Data. Employees and directors with access to proprietary data or industrial security data are expected to protect and safeguard all such data to avoid improper disclosure.

12. Fair Competition. Employees shall not enter into understandings or arrangements with competitors which may unlawfully or disloyally affect pricing or marketing policies.

13. Suspected Violations .  Suspected violations reported by any reasonable reliable process will be promptly investigated and consistent action will be taken as necessary in compliance with clear and objective standards, such as this and other written and published Peak policies and procedures.  The President and the Director of Compliance are jointly responsible for assessing and ensuring the fairness of the process used to determine violations of Company policy.

14.   Responsibility and Compliance with Code .

a. All employees and directors are expected to comply with both the letter and the spirit of this Code.  Orders or instructions issued to an employee in violation of this policy are to be reported to the employee’s supervisor, or, if necessary, the next level of supervision, as is the discovery of events of a fraudulent or illegal nature.  If corrective action is not taken by the employee’s supervisor within a reasonable period of time, then the matter should be brought to the attention of the President or the Director of Compliance.

b. Each employee and director shall executive acknowledgement of this Code indicating an understanding and acceptance of this policy as stated below.  This acknowledgement will be retained by the Company.

c. Employees, directors and supervisors hereby acknowledge that they are responsible for the diligent implementation of the contents of this Code, and supervisors hereby acknowledge that they are responsible for diligent periodic inquiry within their respective organizations to assure compliance with this policy and other policies and procedures of the Company.

d. No adverse employment or other action will be taken or permitted to be taken, against an employee who makes a report, in good faith, under this Code for making such report.

ACKOWLEDGEMENT:

The undersigned hereby acknowledges receipt of this “Code of Business Conduct and Ethics for Employees of Peak Wealth Opportunities, LLC”, and agrees to comply with it:

__/s/ David W. Dube___

Signature

Date

David W. Dube

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